Exhibit 4.3

FORM OF SENIOR NOTE

CITIZENS & NORTHERN CORPORATION

2.75% FIXED RATE SENIOR UNSECURED NOTE DUE JUNE 1, 2026

THE INDEBTEDNESS EVIDENCED BY THIS SENIOR UNSECURED NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR FUND.

THE INDEBTEDNESS EVIDENCED BY THIS SENIOR UNSECURED NOTE CONSTITUTES A SENIOR UNSECURED GENERAL OBLIGATION OF CITIZENS & NORTHERN CORPORATION (THE “COMPANY”), RANKING EQUALLY WITH OTHER EXISTING AND FUTURE SENIOR UNSECURED INDEBTEDNESS OF THE COMPANY AND RANKING SENIOR IN RIGHT OF PAYMENT TO ANY FUTURE INDEBTEDNESS OF THE COMPANY THAT IS EXPRESSLY MADE SUBORDINATE TO THE SENIOR UNSECURED NOTES BY THE TERMS OF SUCH INDEBTEDNESS. THE SENIOR UNSECURED NOTES SHALL BE EFFECTIVELY SUBORDINATE TO SECURED INDEBTEDNESS OF THE COMPANY TO THE EXTENT OF THE VALUE OF THE ASSETS SECURING SUCH INDEBTEDNESS AND ARE STRUCTURALLY SUBORDINATE TO DEPOSITS AND LIABILITIES OF CITIZENS & NORTHERN BANK (THE “BANK”).  THIS SENIOR UNSECURED NOTE MAY NOT BE USED AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES.

THE HOLDER OF THIS SENIOR UNSECURED NOTE SHALL BE ENTITLED TO BE PAID THE UNPAID PRINCIPAL AMOUNT OF THIS SENIOR UNSECURED NOTE PLUS ACCRUED AND UNPAID INTEREST THEREON FROM THE ASSETS OF THE COMPANY BEFORE PAYMENT OF SUMS OWING TO SUBORDINATED INDEBTEDNESS OF THE COMPANY AND BEFORE ANY PAYMENT OR OTHER DISTRIBUTION, WHETHER IN CASH, PROPERTY OR OTHERWISE, SHALL BE MADE ON ACCOUNT OF ANY SHARES OF CAPITAL STOCK OF THE COMPANY.

THIS SENIOR UNSECURED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF.  ANY ATTEMPTED TRANSFER OF THIS SENIOR UNSECURED NOTE IN A DENOMINATION OF LESS THAN $1,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER.  ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS SENIOR UNSECURED NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS SENIOR UNSECURED NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS SENIOR UNSECURED NOTE.

THIS SENIOR UNSECURED NOTE MAY BE SOLD ONLY IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.  THIS SENIOR UNSECURED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, OR ANY

OTHER APPLICABLE SECURITIES LAWS.  NEITHER THIS SENIOR UNSECURED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS SENIOR UNSECURED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH, A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS SENIOR UNSECURED NOTE OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SENIOR UNSECURED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE AND HOLDING.  ANY PURCHASER OR HOLDER OF THIS SENIOR UNSECURED NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT EITHER: (i) IT IS NOT A PLAN TO WHICH TITLE I OF ERISA OR SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN, OR ANY OTHER PERSON OR ENTITY USING THE “PLAN ASSETS” OF ANY SUCH PLAN TO FINANCE SUCH PURCHASE OR (ii) SUCH PURCHASE OR HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH FULL EXEMPTIVE RELIEF IS NOT AVAILABLE UNDER APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS SENIOR UNSECURED NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SENIOR UNSECURED NOTE OR ANY INTEREST HEREIN.

No. [•]	QIB CUSIP: 172922 AD8
AI CUSIP: 172922 AE6

CITIZENS & NORTHERN CORPORATION

2.75% FIXED SENIOR UNSECURED NOTE DUE JUNE 1, 2026

1.Senior Unsecured Notes.  This Senior Unsecured Note is one of a duly authorized  issue of notes of Citizens & Northern Corporation, a Pennsylvania corporation (the “Company”), designated as the “2.75% Fixed Rate Senior Unsecured Notes due 2026” (the “Senior Unsecured Notes”).  Terms not otherwise defined herein shall have the meanings set forth pursuant to that certain Senior Note Purchase Agreement (the “Purchase Agreement”) to which the Senior Unsecured Notes were originally issued.

2.Payment.  The Company, for value received, promises to pay to [•] or its registered assigns, the principal sum of [•] (U.S.) ($[•],000,000), plus accrued but unpaid interest on June 1, 2026 (“Maturity Date”) and to pay interest thereon from and including the original issue date of the Senior Unsecured Notes to but excluding June 1, 2026, at the rate of 2.75% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months and payable semi-annually in arrears (each, an “Interest Period”) on June 1 and December 1 of each year (each, an “Interest Payment Date”), beginning December 1, 2021.

Any payment of principal of or interest on this Senior Unsecured Note that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest will accrue in respect of such payment for the period after such day.  The term “Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions in the Commonwealth of Pennsylvania are generally authorized or required by law or executive order to be closed.

3.Ranking.  The Indebtedness of the Company evidenced by this Senior Unsecured Note, including the principal and interest on this Senior Unsecured Note, shall rank equally with other existing and future senior unsecured Indebtedness of the Company and rank senior in right of payment to any future Indebtedness of the Company that is expressly made subordinate to the Senior Unsecured Notes by the terms of such Indebtedness.  The Senior Unsecured Notes shall be effectively subordinate to secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and are structurally subordinate to deposits and liabilities of Citizens & Northern Bank (the “Bank”).  This Senior Unsecured Note is not secured by any assets of the Company.  The term “Indebtedness” means, without duplication, the principal or face amount of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles in effect in the United States (“GAAP”), and (vi) all Indebtedness of others guaranteed by the Company or any of its subsidiaries or for which the Company or any of its subsidiaries is legally responsible or liable (whether by agreement to purchase Indebtedness of, or to supply funds or to invest in, others).

In the event of any insolvency, dissolution, assignment for the benefit of creditors or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, registered holders of the Senior Unsecured Notes from time to time (each a “Noteholder” and, collectively, the “Noteholders”), together with the holders of any obligations of the Company ranking on a parity with the Senior Unsecured Notes, shall be entitled to be paid from the assets of the Company the unpaid principal thereof, and the unpaid interest thereon before the holders of any debt of the Company ranking junior to the Senior Unsecured Notes shall be entitled to be paid and any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock.  Nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Senior Unsecured Notes or which may be junior or senior in rank to the Senior Unsecured Notes.

4.Global Senior Unsecured Notes.

(a)Provided that applicable depository eligibility requirements are met, upon the written election of any Noteholder that is a Qualified Institutional Buyer, as defined in Rule 144A under the Securities Act, the Company shall use its commercially reasonable efforts to provide that the Senior Unsecured Notes owned by Noteholders that are Qualified Institutional Buyers shall be issued in the form of one or more Global Senior Unsecured Notes (each a “Global Senior Unsecured Note”) registered in the name of The Depository Trust Company or another organization registered as a clearing agency under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and designated as Depositary by the Company or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof.

(b)Notwithstanding any other provision herein, no Global Senior Unsecured Note may be exchanged in whole or in part for Senior Unsecured Notes registered, and no transfer of a Global Senior Unsecured Note in whole or in part may be registered, in the name of any person other than the Depositary for such Global Senior Unsecured Note or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Senior Unsecured Note, and no qualified successor is appointed by the Company within 90 days of receipt by the Company of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within 90 days after obtaining knowledge of such event, (iii) the Company elects to terminate the book-entry system through the Depositary or (iv) an Event of Default shall have occurred and be continuing.  Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) of this Section 4(b), the Company or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Senior Unsecured Note of the occurrence of such event and of the availability of Senior Unsecured Notes to such owners of beneficial interests requesting the same.

(c)If any Global Senior Unsecured Note is to be exchanged for other Senior Unsecured Notes or canceled in part, or if another Senior Unsecured Note is to be exchanged in whole or in part for a beneficial interest in any Global Senior Unsecured Note, then either (i) such Global Senior Unsecured Note shall be so surrendered for exchange or cancellation as provided in this Section 4 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Senior Unsecured Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Company or, if applicable, the Company’s registrar and transfer agent (“Registrar”), whereupon the Company or, if applicable, the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records.  Upon any such surrender or adjustment of a Global Senior Unsecured Note by the Depositary, accompanied by registration instructions, the Company shall execute and deliver any Senior Unsecured Notes issuable in exchange for such Global Senior Unsecured Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d)Every Senior Unsecured Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Senior Unsecured Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Senior Unsecured Note, unless such Senior Unsecured Note is registered in the name of a person other than the Depositary for such Global Senior Unsecured Note or a nominee thereof.

(e)The Depositary or its nominee, as the registered owner of a Global Senior Unsecured Note, shall be the holder of such Global Senior Unsecured Note for all purposes under this Senior Unsecured Note, and owners of beneficial interests in a Global Senior Unsecured Note shall hold such interests pursuant to Applicable Depositary Procedures.  Accordingly, any such owner’s beneficial interest in a Global Senior Unsecured Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants.  If applicable, the Registrar shall be entitled to deal with the Depositary for all purposes relating to a Global Senior Unsecured Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Senior Unsecured Note and shall have no obligations to the owners of beneficial interests therein.  The Registrar shall have no liability in respect of any transfers affected by the Depositary.

(f)The rights of owners of beneficial interests in a Global Senior Unsecured Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

(g)No holder of any beneficial interest in any Global Senior Unsecured Note held on its behalf by a Depositary shall have any rights with respect to such Global Senior Unsecured Note, and such Depositary may be treated by the Company and any agent of the Company as the owner of such Global Senior Unsecured Note for all purposes whatsoever.  Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Senior Unsecured Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.  Notwithstanding the foregoing, nothing herein shall prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as holder of any Senior Unsecured Note.

(h)Company, within 30 calendar days after the receipt of written notice from the Noteholder or any other holder of the Senior Unsecured Notes of the occurrence of an Event of Default with respect to this Senior Unsecured Note, shall mail to all the Noteholders, at their addresses shown on the Security Register (as defined in Section 13 below), such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by Company in writing.

5.Events of Default; Acceleration; Compliance Certificate.  Each of the following events shall constitute an “Event of Default”:

(a)the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of sixty (60) consecutive days;

(b)the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

(c)the Company (i) becomes insolvent or is unable to pay its debts as they mature, (ii) makes an assignment for the benefit of creditors, or (iii) admits in writing its inability to pay its debts as they mature;

(d)the failure of the Company to pay any installment of interest on any of the Senior Unsecured Notes as and when the same will become due and payable, and the continuation of such failure for a period of fifteen (15) days;

(e)the failure of the Company to pay all or any part of the principal of any of the Senior Unsecured Notes as and when the same will become due and payable;

(f)the liquidation of the Company;

(g)the failure of the Company to perform any other covenant or agreement on the part of the Company contained in the Senior Unsecured Notes or the Purchase Agreement, and the continuation of such failure for a period of sixty (60) days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, will have been given, in the manner set forth in Section 21, to the Company by the Noteholders of at least 30% in aggregate principal amount of the Senior Unsecured Notes at the time outstanding; or the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

Unless the principal of this Senior Unsecured Note already shall have become due and payable, if an Event of Default set forth in Section 5(a) or Section 5(b) above shall have occurred and be continuing, the Noteholder, by notice in writing to the Company, may declare the principal amount of this Senior Unsecured Note to be due and payable immediately and, upon any such declaration the same shall become and shall be immediately due and payable.  The Company waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.  The Company, within forty-five (45) calendar days after the receipt of written notice from any Noteholder of the occurrence of an Event of Default with respect to this Senior Unsecured Note, shall mail to all Noteholders, at their addresses shown on the Security Register (as defined in Section 13 below), such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by the Company in writing.

6.Failure to Make Payments.  In the event of an Event of Default under Section 5(c) or Section 5(d) above, the Company will, upon demand of the Noteholder, pay to the Noteholder the amount then due and payable on this Senior Unsecured Note for principal and interest (without acceleration of the Senior Unsecured Note in any manner), with interest on the overdue principal and interest at the per annum rate borne by this Senior Unsecured Note, to the extent permitted by applicable law.  If the Company fails to pay such amount upon such demand, the holder of this Senior Unsecured Note may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid and such amount as shall be sufficient to cover the reasonable costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of such Noteholder, its agents and counsel, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Company.

Upon the occurrence of an Event of Default, until such Event of Default is cured by the Company, except as may be required by any federal or state governmental agency, the Company shall not: (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock; (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt of the Company that ranks equal with or junior to the Senior Unsecured Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Senior Unsecured Notes, other than: (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (iv) the purchase of fractional interests in shares of the

Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans.

7.Affirmative Covenants of the Company.

(a)Notice of Certain Events.  To the extent permitted by applicable statute, rule or regulation, the Company shall provide written notice to the Noteholder of the occurrence of any of the following events as soon as practicable, but in no event later than fifteen (15) Business Days following the Company becoming aware of the occurrence of such event:

(i)The total risk-based capital ratio, Tier 1 risk-based capital ratio, common equity Tier 1 risk-based capital ratio or leverage ratio of the Company or any of the Company’s banking subsidiaries becomes less than ten percent (10.0%), eight percent (8.0%), six and one-half percent (6.5%), or five percent (5.0%), respectively, as of the end of any calendar quarter;

(ii) The Company, or any of the Company’s subsidiaries, or any officer of the Company (in such capacity), becomes subject to any formal, written regulatory enforcement action;

(iii)The dollar amount of any nonperforming assets of the Company on a consolidated basis as of the end of a given fiscal quarter as a percentage of the Company’s total loan portfolio exceeds two percent (2%);

(iv)The appointment, resignation, removal or termination of the chief executive officer, president, chief operating officer or chief financial officer of the Company or the Bank; or

(v)There is a change in ownership of 25% or more of the outstanding securities of the Company entitled to vote for the election of directors.

(b)Payment of Principal and Interest.  The Company covenants and agrees for the benefit of the Noteholder that it will duly and punctually pay the principal of, and interest on, this Senior Unsecured Note, in accordance with the terms hereof.  Principal and interest will be considered paid on the date due if the Company or a subsidiary thereof holds as of 11:00 A.M., Wellsboro, Pennsylvania time, on any Interest Payment Date, an amount in immediately available funds provided by the Company that is designated for and sufficient to pay all principal and interest then due.

(c)Maintenance of Office.  The Company will maintain an office or agency in the Commonwealth of Pennsylvania where Senior Unsecured Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Senior Unsecured Notes may be served.  The Company may also from time to time designate one or more other offices or agencies where the Senior Unsecured Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Commonwealth of Pennsylvania.

The Company will give prompt written notice to the Noteholders of any such designation or rescission and of any change in the location of any such other office or agency.

(d)Corporate Existence.  The Company will do or cause to be done all things necessary to preserve and keep in full force and effect: (i) the corporate existence of the Company; (ii) the existence (corporate or other) of each subsidiary; and (iii) the rights (charter and statutory), licenses and franchises of the Company and each of its subsidiaries; provided, that the Company will not be required to preserve the existence (corporate or other) of any of its subsidiaries or any such right, license or franchise of the Company or any of its subsidiaries if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries taken as a whole and that the loss thereof will not be disadvantageous in any material respect to the Noteholders.

(e)Maintenance of Properties.  The Company will, and will cause each subsidiary to, cause all its properties material to the conduct of the business of the Company and its subsidiaries taken together to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this subsection will prevent the Company or any subsidiary from discontinuing the operation and maintenance of any such material properties if such discontinuance is, in the judgment of the Board of Directors or management of the Company, desirable in the conduct of the business.

(f)Transfer of Voting Stock.  Except pursuant to a merger or other transaction permitted by Section 8 below, the Company will not, nor will it permit the Bank to, directly or indirectly, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Bank or any successor thereof or any subsidiary of the Company that is a depository institution and that has consolidated assets equal to 30% or more of the Company’s consolidated assets (“Material Subsidiary”), nor will the Company permit the Material Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material Subsidiary if, in each case, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of the Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would cease to own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of the Material Subsidiary.  “Voting Stock” means outstanding shares of capital stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power because of default in dividends or other default.

(g)No Liens.  The Company will not, nor with the Company permit the Material Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist, any mortgage, pledge, encumbrance, charge or lien, as security for indebtedness for borrowed money, upon any shares of capital stock of the Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of capital stock), directly or indirectly, without making effective provision whereby the Senior Unsecured Notes shall be equally and ratably secured with any and all such indebtedness if, treating such mortgage, pledge, encumbrance, charge or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, capital stock of the Material Subsidiary subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of capital stock of the Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would not continue to own at least 80% of the issued and outstanding capital stock of the Material Subsidiary.

(h)Waiver of Certain Covenants.  The Company may omit in any particular instance to comply with any term, provision or condition set forth in Section 7(b) or Section 7(c) above, with respect to this Senior Unsecured Note if before the time for such compliance the Noteholders of at least a majority in aggregate principal amount of the outstanding Senior Unsecured Notes, by act of such Noteholders, either will waive such compliance in such instance or generally will have waived compliance with such term, provision or condition, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company in respect of any such term, provision or condition will remain in full force and effect.

8.Merger or Sale of Assets.  The Company shall not engage in any merger, share exchange or sale, conveyance, transfer or lease of all or substantially all of its properties and assets, unless:

(a)the continuing entity into which the Company is merged or the person which acquires by conveyance or transfer or which leases substantially all of the properties and assets of the Company shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on the Senior Unsecured Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Company to be performed or observed; and

(b)immediately after giving effect to such transaction, no Event of Default (as defined above), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

9.Denominations.  The Senior Unsecured Notes are issuable only in registered form without interest coupons in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

10.Charges and Transfer Taxes.  No service charge will be made for any registration of transfer or exchange of this Senior Unsecured Note, or any redemption or repayment of this Senior Unsecured Note, or any conversion or exchange of this Senior Unsecured Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Senior Unsecured Note from the Noteholder requesting such transfer or exchange.

11.Payment Procedures.  Payment of the principal and interest payable on the Maturity Date will be made by check, or by wire transfer in immediately available funds to a bank account in the United States designated by the registered Noteholder if such Noteholder shall have previously provided wire instructions to the Company, upon presentation and surrender of this Senior Unsecured Note at the Payment Office (as defined in Section 21 below) or at such other place or places as the Company shall designate by notice to the registered Noteholders as the Payment Office, provided that this Senior Unsecured Note is presented to the Company in time for the Company to make such payments in such funds in accordance with its normal procedures.  Payments of interest (other than interest payable on the Maturity Date) shall be made on each Interest Payment Date by wire transfer in immediately available funds or check mailed to the registered Noteholder, as such person’s address appears on the Security Register (as defined below).  Interest payable on any Interest Payment Date shall be payable to the Noteholder in whose name this Senior Unsecured Note is registered at the close of business on the fifteenth (15th) calendar day prior to the applicable Interest Payment Date, without regard to whether such date is a Business Day (such date being referred to herein as the “Regular Record Date”), except that interest not paid on the Interest Payment Date, if any, will be paid to the holder in whose name this Senior Unsecured Note is registered at the close of business on a special record date fixed by the Company (a “Special Record Date”), notice of which shall be given to the Noteholder not less than ten (10) calendar days prior to such Special Record Date.  (The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates”).  To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Senior Unsecured Note, on any amount of principal or interest on this Senior Unsecured Note not paid when due.  All payments on this Senior Unsecured Note shall be applied first against costs and expenses of the Noteholder, if any, for which the Company is liable under this Senior Unsecured Note; then against interest due hereunder; and then against principal due hereunder.  The Noteholder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Senior Unsecured Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Senior Unsecured Notes.  In the event that the Noteholder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Senior Unsecured Notes, then the Noteholder shall hold in trust all such excess payments for the benefit of the other Noteholders and shall pay such amounts held in trust to such other holders upon demand by such holders.

12.Form of Payment.  Payments of principal of and interest on this Senior Unsecured Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

13.Registration of Transfer, Security Register.  Except as otherwise provided herein, this Senior Unsecured Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Senior Unsecured Notes of other authorized denominations, by the Noteholder in person, or by his attorney duly authorized in writing, at the Payment Office or the offices of the Registrar.  The Senior Unsecured Notes will initially be issued in certificated form.  The Company or its agent (the “Registrar”) shall maintain a register providing for the registration of the Senior Unsecured Notes and any exchange or transfer thereof (the “Security Register”).  Upon surrender or presentation of this Senior Unsecured Note for exchange or registration of transfer, the Company or the Registrar shall execute and deliver in exchange therefor a Senior Unsecured Note or Senior Unsecured Notes of like aggregate principal amount, each in a minimum denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to the Company to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Noteholder.  Any Senior Unsecured Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Noteholder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Senior Unsecured Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Senior Unsecured Note or Senior Unsecured Notes as the Company may reasonably request to comply with applicable law.  No exchange or registration of transfer of this Senior Unsecured Note shall be made on or after the fifteenth (15th) day immediately preceding the Maturity Date.  This Senior Unsecured Note is subject to the restrictions on transfer of the Purchase Agreement between the Company and the Purchasers identified therein, who were the original holders of the Senior Unsecured Notes, a copy of which is on file with the Company.

14.Successors and Assigns.  This Senior Unsecured Note shall be binding upon the Company and inure to the benefit of the Noteholder and its respective successors and permitted assigns.  The Noteholder may assign all, or any part of, or any interest in, the Noteholder’s rights and benefits hereunder only to the extent and in the manner permitted in the Purchase Agreement.  To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Noteholder hereunder.

15.Priority.  The Senior Unsecured Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Company, with all other present or future unsecured senior debt obligations of the Company, except any unsecured senior debt that, pursuant to its express terms, is senior or subordinate in right of payment to the Senior Unsecured Notes.

16.Ownership.  Prior to due presentment of this Senior Unsecured Note for registration of transfer, the Company may treat the holder in whose name this Senior Unsecured Note is registered in the Security Register as the absolute owner of this Senior Unsecured Note for receiving payments of principal and interest on this Senior Unsecured Note and for all other purposes whatsoever, whether or not this Senior Unsecured Note be overdue, and the Company shall not be affected by any notice to the contrary.

17.Waiver and Consent.  This Senior Unsecured Note may be amended or waived pursuant to, and in accordance with, the provisions of Section 7.3 of the Purchase Agreement.  Any such consent or waiver given by the Noteholder shall be conclusive and binding upon such Noteholder and upon all subsequent holders of this Senior Unsecured Note and of any Senior Unsecured Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Unsecured Note.  No delay or omission of the Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Any insured depository institution which shall be a Noteholder or which otherwise shall have any beneficial ownership interest in this Senior Unsecured Note shall, by its acceptance of such Senior Unsecured Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

18.Absolute and Unconditional Obligation of the Company.  No provisions of this Senior Unsecured Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Senior Unsecured Note at the times, places and rate, and in the coin or currency, herein prescribed.

(a)No delay or omission of the Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(b)Any insured depository institution which shall be a Noteholder or which otherwise shall have any beneficial ownership interest in this Senior Unsecured Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

19.No Sinking Fund; Convertibility.  This Senior Unsecured Note is not entitled to the benefit of any sinking fund.  This Senior Unsecured Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any subsidiary of the Company.

20.No Recourse Against Others.  No recourse under or upon any obligation, covenant or agreement contained in this Senior Unsecured Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Senior Unsecured Note by the Noteholder and as part of the consideration for the issuance of this Senior Unsecured Note.

21.Notices.  All notices to the Company under this Senior Unsecured Note shall be in writing and may be addressed to the Company at 90-92 Main Street, P.O. Box 58, Wellsboro, Pennsylvania, 16901, or to such other address as the Company may notify to the Noteholder (the “Payment Office”).  All notices to the Noteholders shall be sufficient if in writing and sent by first-class mail to each Noteholder at his or its address as set forth in the Security Register, or as otherwise provided in the Purchase Agreement.

22.Further Issues.  The Company may, from time to time and without notice to or consent of the Noteholders, create and issue additional notes having the same terms and conditions as the Senior Unsecured Notes (except for the issue date and issue price) and such further notes shall be consolidated with and form a single series with the Senior Unsecured Notes.

23.Governing Law; Interpretation.  THIS SENIOR UNSECURED NOTE WILL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE

LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Senior Unsecured Note to be duly executed and attested.

CITIZENS & NORTHERN CORPORATION

By:
		Name:	[•]
		Title:	[•]

ATTEST:

Name:	[•]
Title:	[•]

ASSIGNMENT FORM

To assign this Senior Unsecured Note, fill in the form below: (I) or (we) assign and transfer this Senior Unsecured Note to:

(Print or type assignee's name, address and zip code)

(Insert assignee's social security or tax I.D. No.)

and irrevocably appoint		agent to transfer this Senior Unsecured Note on the books of the
Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the face of this Senior
Unsecured Note)
Tax Identification No:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The undersigned certifies that it [is / is not] an Affiliate of the Company and that, to its knowledge, the proposed transferee [is / is not] an Affiliate of the Company.

In connection with any transfer or exchange of this Senior Unsecured Note occurring prior to the date that is one year after the later of the date of original issuance of this Senior Unsecured Note and the last date, if any, on which this Senior Unsecured Note was owned by the Company or any Affiliate of the Company, the undersigned confirms that this Senior Unsecured Note is being:

CHECK ONE BOX BELOW:

□	(1)	acquired for the undersigned’s own account, without transfer;
□	(2)	transferred to the Company;
□	(3)	transferred in accordance and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);
□	(4)	transferred under an effective registration statement under the Securities Act;

□	(5)	transferred in accordance with and in compliance with Regulation S under the Securities Act;
□	(6)	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act);
□	(7)

transferred to an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), not referred to in item (6) that has been provided with the information designated under Section 4(d) of the Securities Act of 1933; or

□	(8)	transferred in accordance with another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Company will refuse to register this Senior Unsecured Note in the name of any person other than the registered holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company may require, prior to registering any such transfer of this Senior Unsecured Note, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act such as the exemption provided by Rule 144 under such Act.

Signature:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-l5).

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Senior Unsecured Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A